Exhibit 99.2

Contact:
Nadine Padilla
Vice President, Corporate
& Investor Relations
(858) 455-4808 x3187
npadilla@biosite.com

October 7, 2005

BIOSITE® INCORPORATED REPORTS NEW STOCK OPTION GRANTS UNDER
NASDAQ MARKET RULE 4350 AND INCREASE TO SHARE RESERVE UNDER 2002
NONQUALIFIED STOCK INCENTIVE PLAN

SAN DIEGO – Biosite Incorporated (Nasdaq:BSTE), today announced that it has increased the share reserve for its 2002 Nonqualified Stock Incentive Plan by 400,000 shares.  The Company has also modified the plan to allow for the grant of inducement stock awards to officers in accordance with applicable Nasdaq rules.

Biosite also reported that in accordance with NASDAQ Marketplace Rule 4350, 98 non-officer employees were granted inducement stock options covering an aggregate of 75,900 shares of common stock.  In addition, the Company’s s compensation committee also approved the grant of inducement stock options to two newly hired officers, Robert Anacone, senior vice president worldwide marketing and sales, and Winton Gibbons, senior vice president market strategy, subject to their commencement of employment.  Anacone and Gibbons were each granted inducement stock options covering 50,000 shares of common stock.

All of these options will be granted pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv) with the following terms: each option will be classified as a non-qualified stock option, have an exercise price equal to the fair market value on the grant date, have a ten-year term, and vests in 16 equal quarterly installments over four years (on each quarterly anniversary of the applicable vesting commencement date).

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis.  The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets.  Information on Biosite can be found at www.biosite.com.

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Biosite® Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.  The Company’s logo is a trademark of Biosite Incorporated.